Exhibit 3.1

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ARTICLE II. SHAREHOLDERS

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Section 12. Business at Meetings of the Shareholders. (a) Annual Meetings. (i) At an annual meeting of the shareholders, only business (including, without limitation, the nomination of persons to serve as directors) that is properly brought before the meeting shall be conducted. Business is properly brought before a meeting only if it is (A) specified in the Corporation’s notice of meeting (or any supplements thereto), (B) brought before the meeting by or at the direction of the Board, or (C) brought by any Noticing Shareholder who (I) at the time of giving of the notice provided for in paragraph (a)(ii) of this Section 12, qualified as a Noticing Shareholder, (II) with respect to such business, is entitled to vote thereon, and (III) complies with all applicable notice procedures and other requirements set forth in this Section 12.

(ii) In order for a Noticing Shareholder to properly bring business (including, without limitation, the nomination of persons to serve as directors) before an annual meeting of the shareholders pursuant to clause (C) of paragraph (a)(i) of this Section 12, the Noticing Shareholder must have provided timely notice thereof in writing to the Secretary of the Corporation and the subject matter of such business (other than the nominations of persons to serve as directors) must constitute a proper matter for shareholder action at the meeting. A Noticing Shareholder’s notice is timely only if it is delivered to the Secretary of the Corporation at the principal office of the Corporation in the State of Arkansas not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the prior year’s annual meeting of the shareholders. Notwithstanding the foregoing, if the Corporation did not hold an annual meeting of the shareholders in the prior year or if the first anniversary of the prior year’s annual meeting of the shareholders is more than 30 days before or after the date of the current year’s annual meeting of the shareholders, a Noticing Shareholder’s notice is timely only if it is delivered to the Secretary of the Corporation at the principal office of the Corporation in the State of Arkansas no later than the close of business on either the 10th day after the Corporation publicly announces the date of the current year’s annual meeting of the shareholders or the 90th day before the date of the current year’s annual meeting of the shareholders, whichever is later. In no event shall the adjournment or postponement of any meeting, or any announcement thereof, commence a new time period (or extend any time period) for the giving of a Noticing Shareholder’s notice as described above.

(iii) A Noticing Shareholder’s notice to the Secretary of the Corporation shall set forth:

(A)	with respect to each person whom the Noticing Shareholder proposes to nominate for election or reelection as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”), including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected;

(B)	with respect to business other than the nomination of persons to serve as directors, a brief description of the business proposed to be brought before the annual meeting of the shareholders, the text of the proposal or business (including the text of any resolutions and, if applicable, amendments to these By-Laws proposed for consideration), the reasons for conducting such business, and any material interest in such business of the Noticing Shareholder and the beneficial owner, if any, on whose behalf the proposal is made; and

(C)	with respect to the Noticing Shareholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is made:

(I)	the name and address of such shareholder (as they are listed in the Corporation’s books) and any such beneficial owner;

(II)	for each class or series, the number of shares of the Corporation’s capital stock that are held of record or are beneficially owned by such shareholder and by any such beneficial owner;

(III)	a description of any agreement, arrangement, or understanding between or among such shareholder and any such beneficial owner, any of their respective affiliates or associates, and any other persons (identifying their names) in connection with the business specified in the notice;

(IV)	a representation that such shareholder is a Noticing Shareholder entitled to vote at the annual meeting of the shareholders and intends to appear in person or by proxy at the meeting in order to present the business specified in the notice;

(V)	a representation concerning whether such shareholder or any such beneficial owner is or intends to be a part of a group that intends to (1) deliver a proxy statement and/or form of proxy to holders of at least the percentage of the voting power of the Corporation’s outstanding capital stock required to approve, adopt, elect, or otherwise take action with respect to the business specified in the notice and/or (2) otherwise solicit proxies from shareholders in support of such business; and

(VI)	any additional information concerning such shareholder, beneficial owner, director nominee, or the business specified in the notice that would be required to be disclosed in a proxy statement or other filing required to be made in connection with the solicitation of proxies in support of such nominee or business pursuant to Section 14 of the Exchange Act.

(iv) The Corporation may require the Noticing Shareholder giving notice under this Section 12(a) and the beneficial owner, if any, on whose behalf the proposal is made to provide any such other information as the Corporation may reasonably require to determine whether each item of business specified in the notice constitutes a proper matter for shareholder action at the annual meeting of the shareholders.

(b) Special Meetings. At a special meeting of the shareholders, only business that is specified in the Corporation’s notice of meeting shall be conducted. If the Corporation’s notice of a special meeting of the shareholders includes the election of directors as business to be conducted, then nominations of persons to serve as directors may only be made (i) by or at the direction of the Board or (ii) by any Noticing Shareholder who (A) qualified as a Noticing Shareholder at the time of giving of the notice provided for in this Section 12(b), (B) at the time of the special meeting of the shareholders, shall be entitled to vote at the meeting, and (C) complies will all notice procedures set forth in this Section 12(b). For a nomination to be properly made by a Noticing Shareholder under this Section 12(b), such shareholder must have delivered a written notice thereof that complies with the notice requirements of Section 12(a)(iii) to the Secretary of the Corporation at the principal office of the Corporation in the State of Arkansas not later than the close of business on the 10th day after the Corporation publicly announces the date of the date of the special meeting of the shareholders. In no event shall the adjournment or postponement of any meeting, or any announcement thereof, commence a new time period (or extend any time period) for the giving of a shareholder’s notice as described above.

(c) General. (i) No business shall be conducted and no nominations for directors shall be made at an annual or special meeting of the shareholders except in accordance with the procedures set forth in this Section 12. Except as otherwise provided by law, the chairman of the meeting shall have the power to determine and declare to the meeting that a nomination or other matter of business was not properly brought in accordance with the procedures set forth in this Section 12. If the chairman makes such a determination and declaration, such nomination or other business shall be disregarded and not conducted.

(ii) Notwithstanding the foregoing provisions of this Section 12, unless otherwise required by law, if the Noticing Shareholder (or a qualified representative of such shareholder) does not appear at the annual or special meeting of the shareholders to present a nomination or other proposed business, such nomination shall be disregarded or such other proposed business shall not be conducted, notwithstanding that proxies in respect of such vote may have been received by the Corporation and counted for purposes of determining a quorum. For purposes of this paragraph (ii), to be considered a qualified representative of the Noticing Shareholder, a person must be a duly authorized officer, manager or partner of such shareholder or must be authorized by a writing executed by such shareholder or an electronic transmission delivered by such shareholder to act for such shareholder as proxy at the annual or special meeting of the shareholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the annual or special meeting of the shareholders.

(iii) Without limiting the foregoing provisions of this Section 12, a Noticing Shareholder shall also comply with all applicable requirements of the Exchange Act with respect to the matters set forth in this Section 12; provided, however, that any references in these By-Laws to the Exchange Act are not intended to and shall not limit any requirements applicable to nominations or proposals as to any other business to be considered pursuant to this Section 12, and compliance with paragraphs (a)(i)(C) and (b) of this Section 12 shall be the exclusive means for a Noticing Shareholder to make nominations or bring other business (other than as provided in Section 12(c)(iv)).

(iv) Notwithstanding anything to the contrary, the notice requirements in this Section 12 shall be deemed satisfied by a Noticing Shareholder with respect to business proposed by such shareholder to the Corporation if such proposal is submitted in compliance with Rule 14a-8 under the Exchange Act, and if the Corporation has included such shareholder’s proposal in a proxy statement prepared by the Corporation to solicit proxies for an annual or special meeting of the shareholders.

(v) For purposes of this Section 12, a “Noticing Shareholder” means either a Record Holder or a Nominee Holder. A “Record Holder” means a shareholder of the Corporation who is a shareholder of record. A “Nominee Holder” means a person who holds shares of stock of the Corporation through a nominee or “street name” holder of record and can demonstrate to the Corporation such indirect ownership of such stock and such person’s authority to vote such stock.